RAYONIER ADVANCED MATERIALS INC.

2022 Senior Team Equity Incentive Program Structure

Executive Officers
•30% of the award value is granted in Restricted Share Units with a three-year cliff vesting.
•25% of the award value is granted in Performance Shares with a three-year measurement period.
•25% of the award value is granted in Performance-based Cash with a three-year measurement period (based on the same measures as the Performance Shares).
•20% of the award value is granted in Leveraged Performance Units with a three-year measurement period based on share price growth from the “grant date share price” determined by the average closing price of the 20 trading days preceding and following the grant date compared against the “measurement date share price” determined based on the average of the closing market price of RYAM stock on the last 20 trading days of the three-year measurement period.
•The performance measures of the Performance Share Units and Performance-based Cash will be based on two components: 1) relative TSR as shown below in the table which carries a 50% weighting and 2) EBITDA margin improvement metric which carries a 50% weighting. Actual results will be interpolated within the ranges in the associated tables.
oIf RYAM’s absolute three-year TSR is negative, payouts for the TSR component would be capped at 100% unless RYAM’s relative TSR is above the 75th percentile of the peer group at which time the cap would become 150%;
•The Compensation Committee will have discretion as allowed for in the Equity Incentive Plan to consider special items and make appropriate adjustments at the end of each measurement period.

Objectives Performance Share Units

Management recommends that two metrics for the 2022 program: Adjusted EBITDA Margin in FY2024 (50%) and Relative Total Shareholder Return (50%). The specific objectives and payout ranges are as follows with the Adjusted EBITDA Margin objective to be approved by the Committee after the Board approval of the Long Range Plan in July. This will result in delayed expensing.

Adjusted EBITDA Margin in FY2024 (50% Weight)

	Threshold	Target	Maximum
Adjusted HPC Segment EBITDA Margin %	TBD	TBD	TBD
Payout Range	30%	100%	200%

Relative TSR (50% Weight)

	Relative Performance	Payout
Max	75P	200%
Target	50P	100%
Thresh.	25P	30%

Peer Group

Management recommends that the S&P SmallCap 600 Capped Materials Index continue to be used as it is an unbiased means of picking a comparison group. Total Shareholder Return (“TSR”) measurement period will be March 1, 2022 through February 28, 2025 of the three-year program period.
Share Price

The 10-day period before March 1, 2022 will be used to calculate the trading average share price to determine share units granted.

Objectives 2022 Leveraged Performance Units

The target number of LPUs awarded will be determined based on the average market closing price of RYAM stock of the 20 trading days preceding the grant date and the 20 trading days following the grant date (the “grant date share price”). The actual number of LPUs earned will be based on share price growth from the “grant date share price” compared against the “measurement date share price” determined based on the average of the closing market price of RYAM stock on the last 20 trading days of the three-year measurement period.
The specific objectives and payout ranges are as follows:

Performance Requirement	Stock Price Growth from Grant	% of LPUs Target Earned
Threshold	10%	50%
Target	25%	100%
Maximum	100%	250%

Results are interpolated between threshold and target, and target and maximum. Any result lower than 10% stock price growth will result in no payout. Earned LPUs are paid out in RYAM common stock along with accrued dividends, if any are paid during this period.